Michael C. Novi, Esq.
Greg B. Wilkin, Esq.	(775) 786-7721
1325 Airmotive Way, Suite 267	Fax: (775) 786-7038
Reno, Nevada 89502	noviwilkin@gmail.com

July 24, 2012

United States Securities and Exchange Commission

Washington, D.C. 20549

RE:	Legal Opinion on San Lotus Holding Inc.

A Nevada Corporation - “The Company”

To Whom It May Concern:

After review of the shareholder list of San Lotus Holding Inc., the Corporate Resolutions dated April 5, 2012, April 25, 2012, and June 5, 2012, the Financial Statements for periods ending December 31, 2011, and March 31, 2012, and accepting the shareholder list as accurate and in my capacity as special counsel to the Company, I have examined instruments, documents, and records, which I have deemed relevant and necessary for the basis of my opinion, including, but not limited to, the Certificate of Incorporation of the Company, the By-Laws of the Company, and the records of corporate proceedings relating to the issuance of Shares. Additionally, I have reviewed and made such other examinations of law and fact as I have deemed relevant to form the opinion hereinafter expressed.

I have examined such documents in light of the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws. In such capacities, I have assumed the legal capacity of all natural persons, the authenticity and completeness of all instruments submitted to me as original documents, the conformity to the authentic originals of all documents supplied to me as certified or photo static or faxed copies, and the genuineness of all signatures contained in the records, documents, instruments, and certificates I have reviewed.

Based upon and subject to the foregoing, I make the following opinion on the legality of the securities being issued. I am of the opinion that the Company has an authorized capitalization of 1,500,000,000 shares of Common Stock, $0.10 par value, I am also of the opinion that the shares of Common Stock currently issued and outstanding are duly and validly issued and authorized as fully paid and nonassessable.

Regards,

/s/ Greg B. Wilkin, Esq.